Exhibit 99.1

SATCON® REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Boston, Massachusetts — August 8, 2012 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, today announced its results for the second quarter ended June 30, 2012.

Revenue for the second quarter of 2012 was $23.7 million, compared with revenue of $24.3 million in the first quarter of 2012.  During the quarter, the company shipped 91 MWs of its industry-leading PowerGate® Plus, Prism® Platform, and Equinox® solutions.  North America continued to be the company’s strongest performing region in Q2, representing 85% of total revenue during the quarter.

Gross margin for the quarter was 20%, compared with 1% in the first quarter of 2012.  The company’s gross margin increased substantially due to continued material cost reductions, the closure of its Canadian manufacturing facility and favorable product mix, including some sales of previously reserved inventory.

During Q2 of 2012, the company elected to defer $2.6 million of product shipments to a customer due to past payment history.  Without this revenue deferral, total revenue would have been $26.3 million and gross margin would have been 22%.  The company received payment for this shipment in early August, and will recognize this revenue during its third quarter ending September 30, 2012.

Bookings for the second quarter were approximately $25.1 million.  In addition, the company received award letters for an incremental $15.0 million, which are not reflected in this bookings number.

“We made significant progress on our operating model during the second quarter,” said Steve Rhoades, Satcon’s President and Chief Executive Officer. “We significantly improved our gross margins by reducing the cost of our central inverter and MV platform product lines, successfully transitioning to a variable, contract manufacturing model with the completion of our Canada facility closure and reducing our operating expenses by over 17% from the first quarter of 2012.”

“We further reduced our working capital, while paying down a significant portion of our short- and long-term debt,” continued Rhoades.   “We continued to be the number one inverter supplier in North America’s commercial and utility segments in 2011 according to IMS Research, and will capitalize on this leadership position throughout the remainder of the year. For the third quarter of 2012, we expect revenue to be between $25 million and $30 million, and gross margin to be in the mid- to high-teens.”

In addition to the progress on its operating model described above, Satcon has retained Lazard Frères & Co. LLC as its financial advisor to assist in the consideration of strategic alternatives.

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, August 8, 2012 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at http://investor.satcon.com.  The conference call also can be accessed by dialing (877) 407-8289 (U.S. and Canada) or (201) 689-8341 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable and proven clean energy alternatives.  For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.  To learn more about Satcon, please visit http://www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Forward looking statements contained in this press release include, without limitation, the statements regarding the company’s expected revenue and gross margin in the third quarter of 2012, its position as a leading supplier in its target market, and future growth in the North American and Asian markets.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  These risks and uncertainties include the company’s history of operating losses, its ability to maintain compliance with Nasdaq Marketplace Rules for continued listing, its ability to meet demand for its products, its ability to meet required covenants under its existing loan agreements, the availability of third-party financing arrangements for its customers, its ability to maintain its technological expertise, the availability of sufficient funds for our corporate needs, as well as other risk factors contained in the company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2011 and other periodic reports subsequently filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact

Aaron Gomolak

Satcon Technology Corporation
(617) 910-5500
aaron.gomolak@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,993,370	$21,586,497
Accounts receivable, net of allowances of $2,826,912 and $2,231,616 at June 30, 2012 and December 31, 2011, respectively	30,386,806	46,082,592
Inventory	43,113,828	49,937,028
Note receivable	100,000	4,114,388
Prepaid expenses and other current assets	4,670,681	2,468,202
Total current assets	81,264,685	124,188,707
Property and equipment, net	10,500,544	11,091,910
Other long-term assets	576,990	676,850
Total assets	$92,342,219	$135,957,467
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$15,417,766	$34,675,000
Accounts payable	45,120,432	51,955,218
Accrued payroll and payroll related expenses	2,468,136	3,011,981
Other accrued expenses	7,155,181	6,959,197
Accrued restructuring costs	892,186	1,543,830
Note payable, current portion, net of discount of $225,426 and $320,592 at June 30, 2012 and December 31, 2011, respectively	4,281,110	3,912,600
Current portion of subordinated convertible note	7,270,000	12,369,336
Current portion of deferred revenue	5,879,003	6,015,235
Total current liabilities	88,483,814	120,442,397
Warrant liabilities	22,000	131,530
Note payable, net of current portion and discount of $33,985 and $120,931 at June 30, 2012 and December 31, 2011, respectively	2,867,362	5,104,157
Subordinated convertible note, net of current portion	—	5,870,664
Deferred revenue, net of current portion	29,834,901	25,525,032
Other long-term liabilities	725,680	709,986
Total liabilities	121,933,757	157,783,766
Commitments and contingencies
Stockholders’ deficit:
Preferred stock; $0.01 par value 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock; $0.01 par value, 37,500,000 shares authorized; 18,026,016 and 15,225,457 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,442,082	1,218,037
Additional paid-in capital	317,554,565	305,310,085
Accumulated deficit	(347,158,617)	(326,924,853)
Accumulated other comprehensive loss	(1,429,568)	(1,429,568)
Total stockholders’ deficit	(29,591,538)	(21,826,299)
Total liabilities and stockholders’ deficit	$92,342,219	$135,957,467

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Product revenue	$23,667,108	$45,497,036	$47,955,622	$107,501,973
Cost of product revenue	18,951,154	41,866,139	43,078,972	88,998,664
Gross margin	4,715,954	3,630,897	4,876,650	18,503,309

Operating expenses:
Research and development	2,575,921	9,718,388	5,812,147	15,854,721
Selling, general and administrative	8,017,551	12,898,591	17,992,725	23,121,904
Restructuring charges	581,600	1,134,254	873,821	1,134,254
Total operating expenses	11,175,072	23,751,233	24,678,693	40,110,879

Operating loss	(6,459,118)	(20,120,336)	(19,802,043)	(21,607,570)

Change in fair value of convertible note and warrants	1,733,320	1,023,622	2,183,361	1,147,183
Loss on extinguishment of convertible note	(1,070,000)	—	(1,070,000)	—
Other income (expense), net	(170,324)	(277,757)	(53,757)	(477,613)
Interest income	11,011	183,125	11,466	183,276
Interest expense	(605,594)	(2,036,396)	(1,499,376)	(2,611,645)
Net loss before provision for income taxes	(6,560,705)	(21,227,742)	(20,230,349)	(23,366,369)

Provision for income taxes	(3,415)	—	(3,415)	—

Net loss	$(6,564,120)	$(21,227,742)	$(20,233,764)	$(23,366,369)

Net loss per weighted average share, basic and diluted	$(0.37)	$(1.43)	$(1.20)	$(1.57)

Weighted average number of common shares, basic and diluted	17,830,345	14,892,126	16,921,195	14,866,458